Exhibit 23.10
INDEPENDENT AUDITORS’ CONSENT
We consent to the use in this Post-Effective Amendment No. 6 to Registration Statement No. 333-108780 of Hines Real Estate Investment Trust, Inc. on Form S-11 of our reports dated April 2, 2004 related to the statements of revenues and certain operating expenses for 425 Lexington Avenue, New York, NY, 499 Park Avenue, New York, NY, 1200 19th and M Street NW, Washington, D.C., for the period from August 19, 2003 to December 31, 2003, our report dated December 3, 2004 related to the statements of revenues and certain operating expenses for 55 Second Street and 101 Second Street, San Francisco, California for the years ended December 31, 2003, 2002 and 2001, our reports dated August 19, 2005 related to the statements of revenues and certain operating expenses for 525 B Street, San Diego, California and 1900 and 2000 Alameda De Las Pulgas, San Mateo, California for the year ended December 31, 2004, our report dated November 4, 2005 related to the statement of revenues and certain operating expenses for 3100 McKinnon Street, Dallas, Texas and our report dated November 18, 2005 related to the statement of revenues and certain operating expenses for 1515 S Street, Sacramento, California (which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), appearing in the Prospectus, which is a part of the Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
November 18, 2005